For news releases, related materials and high-resolution photos and video, visit www.media.ford.com. https://twitter.com/fordhttps://ford.to/facebook https://ford.to/linkedin News Ford Announces Key Leadership Changes · Sherry House named Ford’s chief financial officer as planned · John Lawler transitions to vice chair with a focus on strategy, partnerships and alliances; Marin Gjaja named chief strategy officer; David McClelland, vice president, strategy and partnerships, is retiring toward the end of the first quarter after an accomplished 32-year Ford career · Andrew Frick named president, Ford Blue and Ford Model e; Kay Hart tapped to lead Ford you’Model e · Sam Wu, president and CEO, Ford China adds responsibility for Ford’s International Markets Group DEARBORN, Mich., Feb. 5, 2025 – Ford Motor Company today announced key leadership changes as it continues to accelerate its Ford+ plan to create a dynamic and growing product, services and software company. “We continue to build a talented, mission-driven leadership team that will consistently deliver results while transforming Ford into a higher-growth, higher-margin, more durable company in this fast-changing and competitive environment,” Ford President and CEO Jim Farley said. Sherry House, who has served as vice president, Finance, since June, will become Ford’s chief financial officer as planned effective Feb. 6. “I’m excited to partner with Sherry to deliver results and create value for all of our stakeholders,” Farley said. “Sherry combines a strong track record of driving performance and cost efficiency at auto industry OEMs and suppliers with real-world experience in investment banking, mobility and technology, including electric vehicles and autonomy.” House succeeds John Lawler, who will continue to serve as Ford’s vice chair with a focus on strategy, partnerships, alliances, and corporate development. Ford also announced Marin Gjaja is named chief strategy officer after holding key leadership roles since joining the company in 2022, including COO for Ford Model e. Gjaja previously spent 25 years at BCG developing and deploying effective strategies for major American companies. Gjaja will report to Farley and Lawler. “We have a compelling strategy in Ford+, and John’s and Marin’s experience will help us capitalize on opportunities to deploy capital and create advantages amid the major shifts taking place in technology, policy, customer preferences and new competition,” Farley said. Concurrently, Ford announced that David McClelland, who led strategy at Ford since 2019, has elected to retire toward the end of the first quarter after a 32-year global career with Ford.

"David has been a fantastic colleague and contributor at Ford – both leading strategy and Ford Credit – and we wish him all the best in retirement," Farley said.

With these changes, Andrew Frick takes on additional responsibility as president, Ford Blue and Ford Model e. He will continue to oversee Ford Pro in the interim until a new leader is named.

Kay Hart, who led Ford's International Markets Group to record profitability, will be appointed general manager of Ford Model e, reporting to Frick. Hart was a key member of Team Edison, which developed and launched the popular Mustang Mach-E and F-150 Lightning.

"The Model e team will remain laser focused on delivering a profitable EV business as we launch our next-gen vehicles and solve for the unique needs and experiences of EV customers," Frick said. "At the same time, we will align our teams to improve our overall distribution and market approach to better serve our dealers, who are core to our retail execution across Ford Blue, Model e, and Pro as they become more specialized."

Frick added that Daniel Justo, vice president, Ford Customer Service Division, will take the lead for customer experience, working with dealers to expand Ford's leading position in remote service, pickup and delivery, while simplifying and improving overall customer service.

Sam Wu, president and CEO, Ford China, is taking an expanded role to include leading International Markets Group. Jeff Marentic will report to Wu as head of Ford International Markets Group.

"Sam has led a significant turnaround of Ford's China business and his leadership will be an asset as we continue to profitably grow in China and around the world," Farley said. "Success across our international markets, including ASEAN, South Africa, Australia, and Middle East markets, requires leveraging our China export business as well and competing successfully against the Chinese automakers aggressively scaling in these markets."

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About Ford Motor Company
Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for customers and deepen their loyalty. Ford develops and delivers innovative, must-have Ford trucks, sport utility vehicles, commercial vans and cars and Lincoln luxury vehicles, along with connected services. The company does that through three customer-centered business segments: Ford Blue, engineering iconic gas-powered and hybrid vehicles; Ford Model e, inventing breakthrough electric vehicles along with embedded software that defines exceptional digital experiences for all customers; and Ford Pro, helping commercial customers transform and expand their businesses with vehicles and services tailored to their needs. Additionally, Ford provides financial services through Ford Motor Credit Company. Ford employs about 174,000 people worldwide. More information about the company and its products and services is available at corporate.ford.com.

Contacts:	Ian Thibodeau	Lynn Tyson
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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.